Exhibit 1

Joint Filing Agreement

The undersigned parties hereby agree that the Schedule 13D filed herewith (and any amendments thereto) relating to the Common Stock of Onvia.com, Inc. is being filed jointly on behalf of each of them with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Act of 1934, as amended.

Dated December 31, 2003	INTERNET CAPITAL GROUP, INC.

	By:	/s/ Suzanne L. Niemeyer

Suzanne L. Niemeyer Managing Director, General Counsel & Secretary

Dated December 31, 2003	ICG HOLDINGS, INC.

	By:	/s/ Suzanne L. Niemeyer

Suzanne L. Niemeyer Vice President and Secretary